PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED NOVEMBER 4, 1999                  REGISTRATION NO. 333-84221

                                  $350,000,000

                               SANMINA CORPORATION
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                           AND SHARES OF COMMON STOCK

     This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of Sanmina Corporation and the shares of common stock, par value of $0.01 per share, of Sanmina Corporation issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated November 4, 1999, and the prospectus supplements dated November 15, 1999, December 2, 1999, December 16, 1999, January 14, 2000 and February 5, 2000, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                 PRINCIPAL AMOUNT
                                                  AT MATURITY OF                        NUMBER OF SHARES
                                                NOTES BENEFICIALLY    PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                 OWNED THAT MAY BE        NOTES         THAT MAY BE SOLD     COMMON STOCK
NAME                                                   SOLD            OUTSTANDING            (1)           OUTSTANDING (2)
----                                            ------------------    -------------     -----------------   --------------
Any other holder of Notes or future
transferee, pledgee, donee or successor of
any holder(3)(4)......................               15,170,000            1.6                     63,946          *
Jefferies & Co. Inc...................                2,005,000             *                      22,612          *
SG Cowen Securities Corp..............                5,000,000            1.4                     56,390          *
Tennessee Consolidated Retirement.....                2,500,000             *                      28,195          *


---------
*Less than 1%
(1) Assumes conversion of all of the holder's notes at a conversion price of $88.668 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 64,041,751 shares of common stock outstanding as of February 28, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.
(3) Information about other selling security holders will be set forth in additional prospectus supplements, if required.
(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                                ----------------

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

          The date of this Prospectus Supplement is March 1, 2000.